Exhibit 99.1

News Release Republic First Bancorp, Inc. January 28, 2020

REPUBLIC FIRST BANCORP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS

DEPOSITS INCREASE BY 25% AND LOANS GROW 22%

Philadelphia, PA, January 28, 2020 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended December 31, 2019.

Q4-2019 Highlights

Total deposits increased by $606 million, or 25%, to $3.0 billion as of December 31, 2019 compared to $2.4 billion as of December 31, 2018.

New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $30 million per year, while the average deposit growth for all stores over the last twelve months was approximately $22 million per store.

Expansion into New York City continued with the opening of our second store located on the corner of 51st Street and 3rd Avenue during the fourth quarter.

Total loans grew $312 million, or 22%, to $1.7 billion as of December 31, 2019 compared to $1.4 billion at December 31, 2018.

Profitability declined to a net loss of $2.5 million, or ($0.04) per share, during the fourth quarter of 2019 compared to net income of $2.2 million, or $0.04 per share during the fourth quarter of 2018.

“The Power of Red is Back” expansion campaign continues to produce impressive results from a balance sheet perspective. During 2019 total assets grew by $588 million or 21% driven by the success of our customer centric banking philosophy of turning customers into FANS. Deposit balances increased by 25% as our network of stores continues to drive new customer relationships. Loan production was also significant as outstanding balances increased by 22%.

Earnings during 2019 were negatively impacted by compression of our net interest margin caused by a flat and, at times, an inverted yield curve. The shape of the yield curve is driving lower yields on interest earning assets and higher rates on interest bearing liabilities. In the midst of this challenging interest rate environment we have also incurred costs required to expand into New York City. In addition to new hires, training, advertising, and occupancy expenses for the opening of our first two stores in New York this year, we have also established a management and lending team for this new market.

As we enter the new year a number of cost control measures have been implemented to offset the challenges faced in growing revenue as a result of compression in the net interest margin. These measures will begin to take effect during the first quarter of 2020.

We are pleased to announce the recent addition of Jack Allison to the Republic Bank management team. Jack will serve as the Company’s Chief Technology Information Officer. He has more than 30 years of technology experience in the financial services industry including time as the Head of the Commerce Bank Technology Group from 1991 – 2010. The addition of Jack demonstrates the commitment to enhance the total Republic Bank experience not only through the store network, but the on-line and mobile options as well.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“The fourth quarter caps off another tremendous year in balance sheet growth for “The Power of Red is Back” expansion campaign. Since the launch of our first glass prototype store six years ago deposits have grown at an average rate of 23% each year as a result of our denovo expansion strategy. Loan growth has also been strong as balances grew in excess of 20% for the third consecutive year. However, profitability continues to be hampered due to compression in our net interest margin. We are taking the steps necessary to reduce expenses and improve earnings in this challenging interest rate environment.”

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“During the fourth quarter we continued our expansion into New York City with the opening of our second store on the corner of 51st Street and 3rd Avenue. And in early January we celebrated the grand opening of another prototype store in Northfield, NJ. At a time when most banks are closing branches and retreating from the communities they serve, Republic Bank continues in its relentless pursuit to deliver an unmatched banking experience across every delivery channel.”

A summary of the financial results for the period ended December 31, 2019 can be found in the following tables:

($ in millions, except per share data)
	12/31/19	12/31/18	YOY Change	09/30/19	QTD Change

Assets	$3,341	$2,753	21%	$3,086	8%
Loans	1,748	1,437	22%	1,569	11%
Deposits	2,999	2,393	25%	2,740	9%

	Three Months Ended			Twelve Months Ended
	12/31/19	12/31/18	Change	12/31/19	12/31/18	Change
Total Revenue	$32.1	$30.2	6%	$128.6	$112.4	14%
Net Income (Loss)	(2.5)	2.2	(215%)	(3.5)	8.6	(141%)
Net Income (Loss) per Share	$(0.04)	$0.04	(200%)	$(0.06)	$0.15	(140%)
Net Interest Margin	2.67%	3.10%		2.85%	3.16%

Financial Highlights for the Period Ended December 31, 2019

Total assets increased by $588 million, or 21%, to $3.3 billion as of December 31, 2019 compared to $2.8 billion as of December 31, 2018.

We have thirty convenient store locations open today. During the fourth quarter of 2019 we celebrated the grand opening of our second store in New York City located at 51st Street and 3rd Avenue. And just after the start of the new year we opened a new store in Northfield, NJ.

Construction on a new store in Bensalem, PA is ongoing and expected to be complete during the second quarter of 2020. There are also multiple sites in various stages of development for future store locations.

Profitability declined during the fourth quarter. The Company recorded a net loss of $2.5 million, or ($0.04) per share, for the three months ended December 31, 2019 compared to a net loss of $1.8 million, or ($0.03) per share for the three months ended September 30, 2019 and net income of $2.2 million, or $0.04 per share, for the three months ended December 31, 2018.

The net interest margin decreased by 43 basis points to 2.67% for the three months ended December 31, 2019 compared to 3.10% for the three months ended December 31, 2018. Margin compression was driven by a flat yield curve experienced during the fourth quarter of 2019.

The ratio of non-performing assets to total assets declined to 0.42% as of December 31, 2019 compared to 0.60% as of December 31, 2018. The Company was able to successfully liquidate the single largest non-performing asset on its books during the fourth quarter of 2019.

The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team has originated more than $450 million in mortgage loans over the last twelve months.

Meeting the needs of small business customers continued to be an important part of the Company’s lending strategy. More than $55 million in new SBA loans were originated during the twelve month period ended December 31, 2019. Republic Bank continues to be a top SBA lender in our market area based on the dollar volume of loan originations.

The Company’s Total Risk-Based Capital ratio was 12.37% and Tier I Leverage Ratio was 7.83% at December 31, 2019.

Book value per common share increased to $4.23 as of December 31, 2019 compared to $4.17 as of December 31, 2018.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	12/31/19	09/30/19	% Change	12/31/18	% Change
Net Interest Income	$19,914	$19,382	3%	$19,980	-%
Non-interest Income	5,213	6,554	(20%)	4,888	7%
Provision for Loan Losses	1,155	450	157%	600	93%
Non-interest Expense	27,488	27,824	(1%)	22,057	25%
Income (Loss) Before Taxes	(3,516)	(2,338)	(50%)	2,211	(259%)
Provision (Benefit) for Taxes	(1,031)	(516)	(100%)	54	(2,009%)
Net Income (Loss)	(2,485)	(1,822)	(36%)	2,157	(215%)

Net Income (Loss) per Share	$(0.04)	$(0.03)	(33%)	$0.04	(200% )

	Twelve Months Ended
	12/31/19	12/31/18	% Change
Net Interest Income	$77,807	$75,904	3%
Non-interest Income	23,738	20,322	17%
Provision for Loan Losses	1,905	2,300	(17%)
Non-interest Expense	104,490	83,721	25%
Income (Loss) Before Taxes	(4,850)	10,205	(148%)
Provision (Benefit) for Taxes	(1,350)	1,578	(186%)
Net Income (Loss)	(3,500)	8,627	(141%)
Net Income (Loss) per Share	$(0.06)	$0.15	(140%)

The Company reported a net loss of $2.5 million, or ($0.04) per share, for the three month period ended December 31, 2019, compared to a net loss of $1.8 million, or ($0.03) per share for the three month period ended September 30, 2019 and net income of $2.2 million, or $0.04 per share, for the three month period ended December 31, 2018. The net loss for the twelve month period ended December 31, 2019 was $3.5 million, or ($0.06) per share, compared to net income of $8.6 million, or $0.15 per share, for the twelve months ended December 31, 2018.

Current year profitability has been impacted by the expenses incurred to expand into the New York market and continued compression of the net interest margin.

Interest income increased by $1.6 million, or 6%, to $26.9 million for the quarter ended December 31, 2019 compared to $25.3 million for the quarter ended December 31, 2018. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion strategy. However, interest expense increased by $1.7 million, or 31%, to $7.0 million for the quarter ended December 31, 2019 compared to $5.3 million for the quarter ended December 31, 2018. The increase in interest expense was driven by growth in short term interest rates which resulted in a higher cost of funds on deposit balances and led to compression in the net interest margin.

On a linked quarter basis, the deposit cost of funds has begun to decline as a result of three reductions in the fed funds rate during the third and fourth quarters of 2019. The total cost of funds declined to 0.95% during the fourth quarter of 2019 compared to 1.02% during the third quarter of 2019. However, the net interest margin for the three month period ended December 31, 2019 decreased by 43 basis points to 2.67% compared to 3.10% for the three month period ended December 31, 2018.

Non-interest income increased by $325 thousand, or 7%, to $5.2 million for the three month period ended December 31, 2019, compared to $4.9 million for the three month period ended December 31, 2018. The increase is primarily attributable to higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts.

Non-interest expenses increased by 25%, to $27.5 million during the quarter ended December 31, 2019 compared to $22.1 million during the quarter ended December 31, 2018. The growth in expenses was driven by an increase in salaries and employee benefits as a result of annual merit increases along with increased staffing levels related to our growth and expansion strategy. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses. Throughout 2019, we’ve incurred costs related to our expansion into the New York market. We opened our first two stores in New York City during 2019 and we’ve hired a management and lending team to operate in this new market. Rent payments have commenced for our store locations and we’ve initiated a marketing and advertising campaign to announce our expansion.

The benefit for income taxes was $1.0 million for the three month period ended December 31, 2019 compared to a provision for income taxes in the amount of $54 thousand for the three month period ended December 31, 2018.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	12/31/19	12/31/18	% Change	09/30/19	% Change

Total assets	$3,341,290	$2,753,297	21%	$3,085,921	8%
Total loans (net)	1,738,929	1,427,983	22%	1,560,913	11%
Total deposits	2,999,163	2,392,867	25%	2,740,032	9%

Total assets increased by $588 million, or 21%, as of December 31, 2019 when compared to December 31, 2018. Deposits grew by $606 million to $3.0 billion as of December 31, 2019 compared to $2.4 billion as of December 31, 2018. The number of deposit accounts has grown by 27% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of our aggressive growth strategy referred to as “The Power of Red is Back.”

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	12/31/19	12/31/18	% Change	09/30/19	% Change	4th Qtr 2019 Cost of Funds

Demand noninterest-bearing	$661,431	$519,056	27%	$595,869	11%	0.00%
Demand interest-bearing	1,352,360	1,042,561	30%	1,227,969	10%	1.13%
Money market and savings	761,793	676,993	13%	698,991	9%	1.01%
Certificates of deposit	223,579	154,257	45%	217,203	3%	2.22%
Total deposits	$2,999,163	$2,392,867	25%	$2,740,032	9%	0.94%

Deposits increased to $3.0 billion at December 31, 2019 compared to $2.4 billion at December 31, 2018 as the we move forward with our growth strategy to increase the number of stores and expand the reach of our banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, money market and savings, and certificates of deposit, year over year as a result of the successful execution of our strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	12/31/19	% of Total	12/31/18	% of Total	09/30/19	% of Total

Commercial and industrial	$223,906	13%	$200,423	14%	$187,837	12%
Owner occupied real estate	424,400	24%	367,895	26%	397,843	26%
Commercial real estate	613,631	35%	515,738	36%	570,327	36%
Construction and land development	121,395	7%	121,042	8%	109,582	7%
Residential mortgage	263,444	15%	140,364	10%	205,498	13%
Consumer and other	101,419	6%	91,136	6%	98,293	6%
Gross loans	$1,748,195	100%	$1,436,598	100%	$1,569,380	100%

Gross loans increased by $312 million, or 22%, to $1.7 billion at December 31, 2019 compared to $1.4 billion at December 31, 2018 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. We experienced strongest growth in commercial real estate, owner occupied real estate and residential mortgage loans year over year.

Asset Quality

Asset quality ratios are highlighted below:

	Three Months Ended
	12/31/19	09/30/19	12/31/18

Non-performing assets / capital and reserves	5%	7%	7%
Non-performing assets / total assets	0.42%	0.61%	0.60%
Quarterly net loan charge-offs / average loans	0.09%	0.01%	0.02%
Allowance for loan losses / gross loans	0.53%	0.54%	0.60%
Allowance for loan losses / non-performing loans	75%	70%	83%

The percentage of non-performing assets to total assets decreased to 0.42% at December 31, 2019, compared to 0.60% at December 31, 2018. The ratio of non-performing assets to capital and reserves decreased to 5% at December 31, 2019 compared to 7% at December 31, 2018 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company’s capital ratios at December 31, 2019 were as follows:

	Actual 12/31/19 Bancorp	Actual 12/31/19 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	7.83%	7.54%	5.00%
Common Equity Ratio	11.41%	11.50%	6.50%
Tier 1 Risk Based Capital	11.93%	11.50%	8.00%
Total Risk Based Capital	12.37%	11.94%	10.00%
Tangible Common Equity	7.32%	7.22%	n/a

Total shareholders’ equity increased to $249 million at December 31, 2019 compared to $245 million at December 31, 2018. Book value per common share increased to $4.23 at December 31, 2019 compared to $4.17 per share at December 31, 2018.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	January 28, 2020
Time:	10:00am (EDT)
From the U.S. dial:	(888) 517-2513 [Toll Free] or (847) 619-6533
Participant Pin:	6827559#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty stores located in the Greater Philadelphia, Southern New Jersey and New York City markets. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2018 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO (215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,	December 31,
(dollars in thousands, except per share amounts)	2019	2019	2018

ASSETS
Cash and due from banks	$41,928	$57,562	$35,685
Interest-bearing deposits and federal funds sold	126,391	143,915	36,788
Total cash and cash equivalents	168,319	201,477	72,473

Securities - Available for sale	539,042	379,962	321,014
Securities - Held to maturity	644,842	687,425	761,563
Restricted stock	2,746	2,371	5,754
Total investment securities	1,186,630	1,069,758	1,088,331

Loans held for sale	13,349	21,210	26,291

Loans receivable	1,748,195	1,569,380	1,436,598
Allowance for loan losses	(9,266)	(8,467)	(8,615)
Net loans	1,738,929	1,560,913	1,427,983

Premises and equipment	116,956	111,573	87,661
Other real estate owned	1,730	6,653	6,223
Other assets	115,377	114,337	44,335

Total Assets	$3,341,290	$3,085,921	$2,753,297

LIABILITIES
Non-interest bearing deposits	$661,431	$595,869	$519,056
Interest bearing deposits	2,337,732	2,144,163	1,873,811
Total deposits	2,999,163	2,740,032	2,392,867

Short-term borrowings	-	-	91,422
Subordinated debt	11,265	11,263	11,259
Other liabilities	81,694	83,783	12,560

Total Liabilities	3,092,122	2,835,078	2,508,108

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	594	594	593
Additional paid-in capital	272,039	271,412	269,147
Accumulated deficit	(12,216)	(9,731)	(8,716)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(7,341)	(7,524)	(11,927)

Total Shareholders' Equity	249,168	250,843	245,189

Total Liabilities and Shareholders' Equity	$3,341,290	$3,085,921	$2,753,297

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share amounts)	2019	2019	2018	2019	2018

INTEREST INCOME
Interest and fees on loans	$19,421	$18,707	$17,555	$74,497	$64,045
Interest and dividends on investment securities	6,531	6,724	7,279	27,796	27,182
Interest on other interest earning assets	940	777	459	2,571	847
Total interest income	26,892	26,208	25,293	104,864	92,074

INTEREST EXPENSE
Interest on deposits	6,869	6,689	5,103	26,267	14,432
Interest on borrowed funds	109	137	210	790	1,738
Total interest expense	6,978	6,826	5,313	27,057	16,170

Net interest income	19,914	19,382	19,980	77,807	75,904
Provision for loan losses	1,155	450	600	1,905	2,300

Net interest income after provision for loan losses	18,759	18,932	19,380	75,902	73,604

NON-INTEREST INCOME
Service fees on deposit accounts	2,091	1,990	1,589	7,541	5,476
Mortgage banking income	2,077	2,797	2,285	10,125	10,233
Gain on sale of SBA loans	594	944	451	3,187	3,105
Gain (loss) on sale of investment securities	-	520	(66)	1,103	(67)
Other non-interest income	451	303	629	1,782	1,575
Total non-interest income	5,213	6,554	4,888	23,738	20,322

NON-INTEREST EXPENSE
Salaries and employee benefits	13,510	14,314	11,351	53,888	44,082
Occupancy and equipment	5,077	4,734	3,410	18,047	13,493
Legal and professional fees	1,036	1,123	642	3,924	3,033
Foreclosed real estate	456	799	707	2,109	1,588
Regulatory assessments and related fees	324	62	417	1,228	1,675
Other operating expenses	7,085	6,792	5,530	25,294	19,850
Total non-interest expense	27,488	27,824	22,057	104,490	83,721

Income (loss) before provision (benefit) for income taxes	(3,516)	(2,338)	2,211	(4,850)	10,205

Provision (benefit) for income taxes	(1,031)	(516)	54	(1,350)	1,578

Net income (loss)	$(2,485)	$(1,822)	$2,157	$(3,500)	$8,627

Net Income (Loss) per Common Share
Basic	$(0.04)	$(0.03)	$0.04	$(0.06)	$0.15
Diluted	$(0.04)	$(0.03)	$0.04	$(0.06)	$0.15

Average Common Shares Outstanding
Basic	58,843	58,843	58,789	58,833	58,358
Diluted	58,843	58,843	59,672	58,833	59,407

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	December 31, 2019			September 30, 2019			December 31, 2018

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$228,292	$940	1.63%	$146,446	$777	2.10%	$80,416	$459	2.26%
Securities	1,090,736	6,539	2.40%	1,055,154	6,743	2.56%	1,068,065	7,315	2.74%
Loans receivable	1,658,917	19,538	4.67%	1,540,834	18,816	4.84%	1,427,260	17,660	4.91%
Total interest-earning assets	2,977,945	27,017	3.60%	2,742,434	26,336	3.81%	2,575,741	25,434	3.92%

Other assets	261,875			247,682			134,411

Total assets	$3,239,820			$2,990,116			$2,710,152

Interest-bearing liabilities:

Demand non interest-bearing	$619,075			$563,691			$528,568
Demand interest-bearing	1,309,205	3,725	1.13%	1,168,404	3,752	1.27%	1,073,140	3,192	1.18%
Money market & savings	745,707	1,902	1.01%	702,547	1,814	1.02%	702,322	1,444	0.82%
Time deposits	222,116	1,242	2.22%	208,624	1,123	2.14%	133,675	467	1.39%
Total deposits	2,896,103	6,869	0.94%	2,643,266	6,689	1.00%	2,437,705	5,103	0.83%

Total interest-bearing deposits	2,277,028	6,869	1.20%	2,079,575	6,689	1.28%	1,909,137	5,103	1.06%

Other borrowings	11,264	109	3.84%	14,037	137	3.87%	24,354	210	3.42%

Total interest-bearing liabilities	2,288,292	6,978	1.21%	2,093,612	6,826	1.29%	1,933,491	5,313	1.09%
Total deposits and other borrowings	2,907,367	6,978	0.95%	2,657,303	6,826	1.02%	2,462,059	5,313	0.86%

Non interest-bearing liabilities	82,515			81,872			9,690
Shareholders' equity	249,938			250,941			238,403
Total liabilities and shareholders' equity	$3,239,820			$2,990,116			$2,710,152

Net interest income		$20,039			$19,510			$20,121
Net interest spread			2.39%			2.52%			2.83%

Net interest margin			2.67%			2.82%			3.10%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the twelve months ended			For the twelve months ended
(dollars in thousands)	December 31, 2019			December 31, 2018

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$129,528	$2,571	1.98%	$40,931	$847	2.07%
Securities	1,074,706	27,886	2.59%	1,037,810	27,316	2.63%
Loans receivable	1,544,904	74,946	4.85%	1,340,117	64,455	4.81%
Total interest-earning assets	2,749,138	105,403	3.83%	2,418,858	92,618	3.83%

Other assets	229,767			131,369

Total assets	$2,978,905			$2,550,227

Interest-bearing liabilities:

Demand non interest-bearing	$555,385			$488,995
Demand interest-bearing	1,184,530	15,621	1.32%	918,508	7,946	0.87%
Money market & savings	705,445	6,796	0.96%	697,135	4,898	0.70%
Time deposits	190,567	3,850	2.02%	128,892	1,588	1.23%
Total deposits	2,635,927	26,267	1.00%	2,233,530	14,432	0.65%

Total interest-bearing deposits	2,080,542	26,267	1.26%	1,744,535	14,432	0.83%

Other borrowings	22,911	790	3.45%	73,573	1,738	2.36%

Total interest-bearing liabilities	2,103,453	27,057	1.29%	1,818,108	16,170	0.89%
Total deposits and other borrowings	2,658,838	27,057	1.02%	2,307,103	16,170	0.70%

Non interest-bearing liabilities	71,131			9,431
Shareholders' equity	248,936			233,693
Total liabilities and shareholders' equity	$2,978,905			$2,550,227

Net interest income		$78,346			$76,448
Net interest spread			2.54%			2.94%

Net interest margin			2.85%			3.16%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2019	2019	2018	2019	2018

Balance at beginning of period	$8,467	$8,056	$8,084	$8,615	$8,599

Provision charged to operating expense	1,155	450	600	1,905	2,300
	9,622	8,506	8,684	10,520	10,899

Recoveries on loans charged-off:
Commercial	5	59	5	219	152
Consumer	2	3	-	9	2
Total recoveries	7	62	5	228	154

Loans charged-off:
Commercial	(354)	(72)	(68)	(1,356)	(2,219)
Consumer	(9)	(29)	(6)	(126)	(219)

Total charged-off	(363)	(101)	(74)	(1,482)	(2,438)

Net charge-offs	(356)	(39)	(69)	(1,254)	(2,284)

Balance at end of period	$9,266	$8,467	$8,615	$9,266	$8,615

Net charge-offs as a percentage of average loans outstanding	0.09%	0.01%	0.02%	0.08%	0.17%

Allowance for loan losses as a percentage of period-end loans	0.53%	0.54%	0.60%	0.53%	0.60%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2019	2019	2019	2019	2018

Non-accrual loans:
Commercial real estate	$10,569	$10,180	$7,545	$8,096	$9,463
Consumer and other	1,844	1,743	1,777	836	878
Total non-accrual loans	12,413	11,923	9,322	8,932	10,341

Loans past due 90 days or more and still accruing	-	129	-	1,744	-

Total non-performing loans	12,413	12,052	9,322	10,676	10,341

Other real estate owned	1,730	6,653	6,406	6,088	6,223

Total non-performing assets	$14,143	$18,705	$15,728	$16,764	$16,564

Non-performing loans to total loans	0.71%	0.77%	0.62%	0.72%	0.72%

Non-performing assets to total assets	0.42%	0.61%	0.53%	0.60%	0.60%

Non-performing loan coverage	74.65%	70.25%	86.42%	74.00%	83.31%

Allowance for loan losses as a percentage of total period-end loans	0.53%	0.54%	0.53%	0.53%	0.60%

Non-performing assets / capital plus allowance for loan losses	5.47%	7.21%	6.06%	6.54%	6.53%